EXHIBIT 10.50

AMENDMENT TO
STOCK PURCHASE AGREEMENT

This Amendment (the “Amended Agreement”) is dated as of August 30, 2013 and amends that certain Stock Purchase Agreement (the “Original Agreement”) dated April 26, 2013, by and among Sanomedics International Holdings, Inc., a Delaware corporation (“Parent”), Anovent, Inc., a Florida corporation (“Buyer”), Prime Time Medical, Inc., a Florida corporation (the “Company”), and Mark R. Miklos, the sole equity holder of the Company (“Seller”).

RECITALS:

WHEREAS, the Original Agreement contemplates that if the Closing has not occurred by June 26, 2013, Buyer and Seller are required to deposit a total of $400,000.00 with Seller (the “Initial Deposit”);

WHEREAS, as of the date hereof Buyer and Parent have deposited only a total of $400,000.00 with Seller (the “Actual Deposit”);

WHEREAS, Buyer and Parent have requested additional time to close the transactions contemplated by the Original Agreement;

WHEREAS, to that end the parties hereto negotiated an Amendment No. 1 dated as of July 25, 2013 to the Original Agreement (“Amendment No. 1”);

WHEREAS, the parties hereto executed Amendment No. 1 and delivered it into escrow pending resolution of certain issues involved with the Convertible Note contemplated by Amendment No. 1;

WHEREAS, Amendment No. 1 remains in escrow;

WHEREAS, after further negotiations, the parties hereto desire to void Amendment No.1 and instead desire to amend the terms of the Original Agreement on the terms contained herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

1)
Conflict. In the event there is a conflict between the terms of the Original Agreement with this Amended Agreement, the terms of this Amended Agreement shall control. Unless this Amended Agreement expressly amends or supplements the language of the Original Agreement, the Original Agreement shall remain in full force and effect. Amendment No. 1 is hereby declared null and void and of no force or effect. Unless otherwise defined in this Amended Agreement, terms defined in the Original Agreement shall be similarly defined herein.

2)
Closing. The Closing shall take place immediately upon the execution and delivery of this Amended Agreement and the ancillary documents required for Closing as set forth in Article V of the Original Agreement (including, but not limited to, the Short-Term Note, Promissory Note A, Promissory Note B and the Employment Agreement) on August 30, 2013 (the “Closing Date”), the parties being in agreement that all conditions to the Closing have been satisfied or waived by the parties other than the payment of the Purchase Price as contemplated by Section 3 below.

3)	Purchase Price. Sections 1.2 and 1.3 of the Original Agreement are hereby deleted and replaced in their entirety by the following:

a)	Subject to the Asset Consideration Adjustment, the purchase price for the Purchase Shares shall be $3,100,000.00 (the “Purchase Price”), which shall be payable as follows:

i)	Seller shall be entitled to retain the Actual Deposit (in the amount of $400,000.00);

ii)
At Closing, Buyer and Parent shall issue and deliver a duly executed promissory note in favor of Seller, with five percent (5%) interest, payable in one-lump sum on September 30, 2013 (the “Short-Term Note”), in the original principal amount of $850,000.00, substantially in the form attached hereto as Exhibit 1.2(b);

iii)
At Closing, Buyer and Parent shall issue and deliver a duly executed promissory note in favor of Seller, with five percent (5%) interest, in the original principal amount of $500,000.00 (“Promissory Note A”), with equal monthly payments of interest and principal, and a maturity date of three years from the date of Closing, substantially in the form attached hereto as Exhibit 1.2(c);

iv)
At Closing, Buyer and Parent shall issue and deliver a duly executed promissory note in favor of Seller, with five percent (5%) interest, in the original principal amount of $500,000.00 (“Promissory Note B”), with equal annual payments of interest and principal payable annually over two years from the date of Closing, substantially in the form attached hereto as Exhibit 1.2(d); provided, however, that the principal balance of the Promissory Note B (and the respective annual payment) shall be reduced if: (i) the EBITDA for the 12-month period ended September 30, 2014 (“2013 EBITDA”) is less than $975,000.00; and/or (ii) the EBITDA for the fiscal year ended September 30, 2015 (“2014 EBITDA”) is less than $975,000.00. Therefore, by way of example, if 2013 EBITDA is $950,000.00; the principal balance of the Promissory Note B shall be reduced by $25,000.00 and the initial annual payment shall be reduced by the same amount; and

v)
At Closing, Parent shall instruct its transfer agent to issue and deliver to Seller 62,500 shares of restricted common stock of the Parent (the “Closing Shares”), valued at $1.60 per share (the “Original Issuance Price”), representing an aggregate fair market value of $100,000.00, which must be received by Seller by September 6, 2013.

vi)
At Closing, Parent shall instruct its transfer agent to issue and deliver to Escrow Agent, but in the name of Seller, 468,750 shares of restricted common stock of the Parent (the “Post-Closing Shares” and collectively with the Closing Shares, the “Parent Shares”), valued at the Original Issuance Price, representing an aggregate fair market value of $750,000.00, which Escrow Agent shall be authorized to release to Seller on the date the Short-Term Note is paid, unless such Post-Closing Shares are required to be returned to Parent pursuant to Section 6(c) below.

4)
Put Right. If the Short Term Note has been paid in full, Seller shall have the right to put any or all of the Parent Shares back to Buyer at any time after the first anniversary of the Closing at a price per share equal to the Original Issuance Price by providing written notice thereof to Parent, specifying the number of shares being put back to Parent, in which event Parent shall purchase and redeem such shares within ten (10) days of the date of such notice, at a price per share equal to the Original Issuance Price, payable in immediately available funds or, in the discretion of Parent, by adding the aggregate purchase price of such Parent Shares to the original principal amount of Promissory Note A, in which event such purchase price will earn interest and be repaid in equal monthly installments of principal and interest over the remainder of the original term of Promissory Note A.

5)	Pledge of Stock.

a)
To secure the full and punctual payment when due (whether at stated maturity, by acceleration or otherwise) and performance of the Short-Term Note, Buyer and Parent hereby pledge to the Seller, and grant to Seller a continuing senior security interest in, all of their right, title and interest in and to the Purchase Shares. All stock certificates representing the Purchase Shares shall be held by or on behalf of, and delivered to, Escrow Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Seller. Buyer shall have the right to vote the Purchased Shares and shall possess all incidents of ownership of such shares while the Purchased Shares are being held in escrow.

b)
Upon an Event of Default under the Short-Term Note, in addition to all other rights it may have under applicable law, the Short-Term Note or the Security Agreement, Seller may, in his sole discretion, exercise any one or more of, the following rights:

i)
take absolute title to the Purchase Shares of the Company by completing the assignment with respect to the Purchase Shares of the Company , in which event (A) Seller shall have the right to instruct Escrow Agent to release the Purchase Shares to Seller and Seller shall have the right to endorse, assign or otherwise transfer to or to register in the name of Seller or any of its nominees or endorse for negotiation any or all certificates evidencing the Purchase Shares of the Company, (B) Seller shall solely own the Purchase Shares of the Company, and (C) Buyer and Parent shall cooperate to smoothly and promptly transition the Business back to Seller;

ii)	vote the Purchase Shares of the Company on all matters and sign written consents in lieu of meeting as owner of the Purchase Shares of the Company;

iii)	exercise any and all rights, privileges, options or powers pertaining or relating to the Purchase Shares of the Company; and

iv)
sell, assign, and deliver all or any part of the Purchase Shares of the Company at any private sale or at public auction, with or without demand or advertisement of the time or place of sale or adjournment thereof or otherwise, for cash, for credit or for other property or consideration, for immediate or future delivery.

c)
Any transfer of the Purchase Shares to Seller by Seller pursuant to the terms of this Section 5 shall be at Parent’s and Buyer’s expense. Parent and Buyer shall jointly and severally pay and reimburse Seller on demand for all its costs and expenses, including reasonable attorneys’ fees and disbursements, that Seller incurs in properly exercising its rights to recover the Purchased Shares provided by this Amended Agreement or the Short-Term Note. Additionally, if Buyer and Parent fail to pay the Short-Term Note in full by its maturity date and applicable cure period, they shall jointly and severally pay and reimburse Seller on demand for all its reasonable attorneys’ fees and disbursements Seller incurred in connection with the Amendment No. 1 and this Amended Agreement.

d)
In the event that Seller elects to exercise its rights under this Section 5, Buyer and Parent irrevocably constitute and appoint Seller its proxy and attorney-in-fact with full power of substitution to exercise any and all rights, privileges, options, or powers of Buyer and Parent pertaining or relating to the Purchase Shares.

e)
Except as otherwise provided in this Amended Agreement, equitable title to the Purchase Shares remains vested in Buyer, and Escrow Agent holds the Purchase Shares only as security for the repayment of the Short-Term Note. Buyer shall not encumber or dispose of the Purchase Shares, except in accordance with the provisions of this Amended Agreement. The Purchase Shares shall remain pledged to Seller until all sums due under the Short-Term Note have been paid in full and all obligations of Buyer and Parent thereunder and hereunder have been performed.

f)
Until the Short-Term Note is paid in full, except as contemplated by this Amended Agreement or the Original Agreement, Parent and Buyer, jointly and severally, agree to cause the Company to, as the case may be:

i)
conduct its operations according to the ordinary and usual course of the Business consistent with past practice, to preserve intact its present business organization and structure, to keep available the services of its present officers, agents and employees, to preserve and maintain its Assets and the good will of the Business and to preserve its relationships with customers and suppliers and others having business dealings with the Company;

ii)
maintain in the ordinary course of the Business, consistent with past practice and in accordance with all Contracts, the Real Property, all its material structures, equipment, the Assets and other tangible property in their present repair, order and condition, subject to ordinary wear and tear;

iii)
without the approval of Seller, incur any Liability (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice, which are not in the aggregate material thereto), nor enter into any Contract of a type required to be disclosed on any Schedule to the Original Agreement; provided, however, that the Seller hereby consents to the Company entering into a financing arrangement and any transactions related to such financing whereby the proceeds of which, in whole, or in part, are designated to pay to the Seller under the Short Term Note;

iv)	not to pay any dividend;

v)
without the approval of Seller, not pay, discharge or satisfy any material Claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of Business, consistent with past practice;

vi)
Not to: (1) adopt, enter into, terminate or amend any Plan; (2) increase in any manner the compensation or fringe benefit of any director, officer, employee or consultant of the Company; (3) pay any benefit not required under the terms of any Plan; (4) without the approval of Seller, grant any discretionary awards under any Plan or other bonus, incentive, performance or other compensation plan or arrangement; (5) take any action to fund or in any other way secure the payment of compensation or benefits to any director, officer, employee or consultant of the Company or under any Plan, except to the extent required under applicable Laws; or (6) adopt, enter into or amend any contract, agreement, commitment or arrangement to do any of the foregoing;

vii)
fully satisfy all obligations, on a timely basis, under each Plan, including, without limitation, all contribution obligations, and to administer, operate and maintain each Plan in accordance with its terms and all applicable Laws;

viii)
without the approval of Seller, not to enter into, amend, modify, terminate, renew, extend, or waive any material right under, any leases, licenses, occupancy agreements or other Contracts concerning the Real Property or permit any person to occupy the Real Property, nor enter into any mortgage, pledge or other encumbrance, or other Contract affecting title to, or the use, possession, occupancy, operation and/or maintenance of the Real Property;

ix)	pay all Taxes and other charges required when due with respect to the Assets and materially comply with all Laws, including all Environmental Laws;

x)	maintain insurance coverage in the amounts and types as are currently in existence;

xi)
without the approval of Seller, not to make any request of any Governmental Body without the prior written consent of Buyer and to keep Buyer informed of all notices received from or any correspondence with respect to any such Governmental Body; and

xii)
comply with its obligations under the Contracts, to which the Company is a party, and send to Buyer copies of all notices of default delivered pursuant to any of the Contracts, promptly upon receipt thereof.

6)	Employment/Management/Effect of Default.

a)	The Business will be managed instead by a management team consisting of three key members (currently Mark, Elizabeth and Jose).

b)
Notwithstanding anything to the contrary in the Employment Agreement, Seller shall not be required to undertake any work outside of the ordinary care of business (including pursuing additional M&A opportunities), until the Short-Term Note is paid in full.

c)
Upon an Event of Default under the Short-Term Note, in addition to the remedies set forth in Section 5 herein, Parent and Buyer shall pay to Seller $100,000.00 in cash, and if they do so, then at such time (i) the Post-Closing Shares shall be returned to the Parent for cancellation (Seller being entitled to retain the Pre-Closing Shares); (ii) the Employment Agreement shall be deemed terminated ab initio; (iii) the Short Term Note, Promissory Note A and Promissory Note B shall each be cancelled and deemed terminated ab initio; and (iv) Parent, Buyer, Seller and the Company shall have no further obligations pursuant to this Amendment, the Original Agreement and any ancillary agreements or documents (including but not limited to the Short Term Note, Promissory Note A and Promissory Note B).

d)
Provided that the Purchased Shares are no longer pledged to Seller and the Short-Term Note has been paid in full, Parent shall pay to each of Elizabeth and Jose $20,000.00, in twelve (12) equal monthly installments commencing on September 30, 2013.

e)	Buyer and Parent acknowledge and agree that Seller may, in Seller’s discretion, pay a portion of the payments it receives under Promissory Note B to Elizabeth and Jose.

7)
Change of Control Notices. Promptly after the Closing and in any event prior to September 30, 2013, the parties shall prepare and execute all Permits, and obtain all consents of any third party, whether private or governmental, required as a result of the change of control of the Business, and each party hereto shall cooperate fully with the others in all of the foregoing.

8)
Guarantees. Promptly after the Closing and in any event prior to September 30, 2013, the parties shall undertake all actions necessary to terminate all guarantees of Seller on any Liability of the Company, including any bank credit lines and any vendor obligations.

9)
Broker. Buyer and Parent hereby represent and warrant that they have read and understand the Broker Agreement by and between Truforte Business Group (“Broker”) and the Company dated February 25, 2013, and Buyer and Parent hereby agree that, notwithstanding anything to the contrary, they shall be responsible for satisfying obligations due to Broker in an amount of up to Five Percent (5%) of the Purchase Price which are due and payable upon payment of cash to Seller (including from the payment of notes owed to Seller pursuant to this Amendment and the Original Agreement). Buyer and Parent hereby agree to jointly and severally agree to indemnify, hold harmless and defend Seller for such obligations.

10)
Weekly Funding Reports. Until the Short-Term Note is paid in full, Buyer and Parent shall provide to Seller weekly, detailed and accurate written reports informing Seller regarding the status of financing and capital raising efforts as it relates to their ability to pay the Short-Term Note, including amounts committed and funded.

11)
PCAOB Audit. Section 4.11 of the Original Agreement is hereby modified to provide that Parent will have until September 30, 2013 to determine whether the financial statements of the Company for the years ending December 31, 2012 and 2011 can or cannot be audited due to the state of the financial books and records of the Company or otherwise. If Parent has not delivered a written notice to Seller by September 30, 2013 specifically stating that after good faith and diligent efforts it has reasonably determined that such financial statements cannot be audited due to the state of the financial books and records of the Company, it shall be assumed that such financial statement can be audited and Parent and Buyer will be required to pay the amounts due under Promissory Notes A and B in accordance with the terms of such notes.

12)
Signature in Counterparts. This Amended Agreement may be executed in separate counterparts, none of which need contain the signature of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument. It is not necessary in making proof of this Amended Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the Parties to this Amended Agreement is sought.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

BUYER: ANOVENT, INC.

By:	/s/ Keith Houlihan
Name:	Keith Houlihan
Title:	President

PARENT: SANOMEDICS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Keith Houlihan
Name:	Keith Houlihan
Title:	President

SELLER:

By:	/s/ Mark R. Miklos
Mark R. Miklos

COMPANY: PRIME TIME MEDICAL, INC.

By:	/s/ Mark R. Miklos
Name:	Mark R. Miklos
Title:	President